                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ]     CONFIDENTIAL, FOR USE OF THE
        COMMISSION ONLY (AS PERMITTED BY
        RULE 14A-6(E)(2)

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                OLIN CORPORATION
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5)   Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3)  Filing party:

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     4)  Date Filed:

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Notes:

Reg. (S) 240.14a-101

SEC 1913 (3-99)

                                  [LOGO] Olin

                501 MERRITT 7, NORWALK, CONNECTICUT 06856-4500

                                                                  March 13, 2001

Dear Olin Shareholder:

   You are cordially invited to attend our 2001 Annual Meeting of Shareholders at 8:30 a.m. on Thursday, April 26th. The meeting will be held at the Riverview Cafeteria, 301 Merritt 7, Norwalk, Connecticut.

   You will find information about the meeting in the enclosed Notice and Proxy Statement. Please be advised that we have not planned a communications segment or any multimedia presentations for the 2001 Annual Meeting.

   Mr. Mitchell E. Daniels, Jr. resigned from the Board of Directors on January 19, 2001 because of his appointment as Director of the Office of Management and Budget in the Bush Administration. We will miss his wise counsel and sound judgment.

   Whether or not you plan to attend, please sign and date the enclosed proxy card, and return the upper half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the lower half to be used as your admission card to the meeting.

   At last year's Annual Meeting more than 92% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year's meeting and we urge you to return your proxy card with your voting instructions as soon as possible.

                                                  Sincerely,

                                            /s/ Donald W. Griffin
                                              Donald W. Griffin
                                        Chairman, President and Chief
                                              Executive Officer


                            YOUR VOTE IS IMPORTANT

                   You are urged to sign, date and promptly
               return your proxy card in the enclosed envelope.

                               OLIN CORPORATION

                   Notice of Annual Meeting of Shareholders

                                             Norwalk, Connecticut
                                             March 13, 2001

   The Annual Meeting of Shareholders of OLIN CORPORATION will be held at the Riverview Cafeteria, 301 Merritt 7, Norwalk, Connecticut, on Thursday, April 26, 2001, at 8:30 a.m., local time, to consider and act upon the following:

   (1) The election of two Directors.

   (2) Ratification of the appointment of independent auditors for 2001.

   (3) Such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed March 1, 2001, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                               By Order of the Board of Directors:
                               /s/ Johnnie M. Jackson, Jr.
                                          Johnnie M. Jackson, Jr.
                                                 Secretary

                               OLIN CORPORATION

                                PROXY STATEMENT

                               -----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                           To be Held April 26, 2001

   This Proxy Statement is furnished to the shareholders of Olin Corporation (''Olin'' or the ''Company'') in connection with the solicitation by the Board of Directors of Olin of proxies to be voted at the Annual Meeting of Shareholders to be held on April 26, 2001, and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by Olin prior to the meeting will be voted at the meeting. Where a shareholder directs in the proxy a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the election of directors as set forth below, and in favor of each of the other matters listed in the proxy. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by giving notice in writing to the Secretary or by voting in person at the meeting.

   As of the date hereof, Olin does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment. The mailing address of Olin's principal executive office is 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500. This Proxy Statement and the related proxy card are first being mailed to shareholders on or about March 13, 2001.

                    SHARES OUTSTANDING AND ENTITLED TO VOTE

   The close of business on March 1, 2001 has been fixed as the record date for the meeting and any adjournment thereof. As of that date, there were approximately 43,821,410 shares of Olin common stock, $1 par value (''Common Stock''), outstanding, each of which is entitled to one vote. Of those shares of Common Stock outstanding, approximately 8,180,931 shares were held in the Olin Common Stock Fund of the Olin Corporation Contributing Employee Ownership Plan (''CEOP''), all of which are held by The Chase Manhattan Bank, NA as the Trustee of the CEOP. Each individual participating in the CEOP is entitled to instruct the Trustee how to vote all shares of Common Stock credited to the individual through the individual's contributions and through matching contributions by Olin. Shares of Common Stock held in the CEOP for which voting instructions are not received from CEOP participants or which are not credited to participants' accounts are voted by the Trustee in the same proportion as shares of Common Stock for which the Trustee has received instructions.

   Mellon Investor Services ("MIS") is Olin's registrar and transfer agent. For holders of Common Stock who participate in the Automatic Dividend Reinvestment Plan offered by MIS, MIS will vote any shares of Common Stock that it holds for the participant's account in accordance with the proxy returned by the participant covering his or her shares of record. If a participant does not send in a proxy for shares of record, MIS will not vote Dividend Reinvestment shares of such participant.

                           CERTAIN BENEFICIAL OWNERS

   Except as indicated below, Olin knows of no person who was the beneficial owner of more than five percent of Olin Common Stock as of December 31, 2000.

                                      Amount and
                                      Nature of   Percent
                                      Beneficial    of
Name and Address of Beneficial Owner  Ownership    Class
------------------------------------  ---------   -------
State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110                     8,837,061(a)      20

FMR Corp.
82 Devonshire Street
Boston, MA 02109                     3,640,550(b)       8

--------
(a) Olin has been advised in a Schedule 13G filing dated as of February 8, 2001 as follows with respect to these shares: As trustee of the CEOP at December 31, 2000, State Street had sole voting power over 451,327 shares, shared voting power with respect to 8,358,434 shares, sole dispositive power with respect to 8,836,813 shares and shared dispositive power with respect to 248 shares. State Street disclaims beneficial ownership of these shares. Please note that as of March 1, 2001, the Trustee of Olin's CEOP changed from State Street to The Chase Manhattan Bank, NA, 4 New York Plaza--2nd Floor, New York, NY 10004.

(b) Olin has been advised in an amended Schedule 13G filing dated as of February 14, 2001 as follows with respect to these shares: FMR Corp. ("FMR") has sole voting power as to 125,650 of such shares and sole dispositive power as to 3,640,550 shares. Fidelity Management & Research Company and Fidelity Management Trust Company beneficially own 3,514,900 and 118,650 shares, respectively. Both are subsidiaries of FMR. Edward C. Johnson 3rd (''Johnson''), who is the Chairman of FMR has sole dispositive power with respect to 3,514,900 shares and sole power to vote or to direct the voting of 118,650 shares owned by the Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds' Board of Trustees.

                         ITEM 1--ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Two persons, as set forth below under ''Nominees for Three-Year Terms Expiring in 2004'', have been nominated by the Board for election as Class I Directors to serve until the 2004 Annual Meeting of Shareholders and until their successors have been elected. The terms of the other directors will continue after the meeting as indicated below.

   Each of the nominees is a director at the present time. It is not expected that any of the nominees will be unable to serve as a director but if any are unable to accept election, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board, unless the number of directors is reduced.

   The election of each nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Abstentions and shares held in street name (''Broker Shares'') that are not voted in the election of directors will not be included in determining the number of votes cast.

                                    CLASS I
                NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2004


[PHOTO OF RW Larrimore]


               RANDALL W. LARRIMORE, 53, is President and Chief Executive Officer of United Stationers Inc., a wholesale distributor of office products, a position he has held since 1997. From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. He holds a BA degree from Swarthmore College and an MBA degree from the Harvard Business School. He is Chairman of the Executive Committee of the Office Products Council of the City of Hope, a member of the Board of Directors of United Stationers, Evanston Northwestern Healthcare, and of Students In Free Enterprise (S.I.F.E.). Olin director since 1998; Chair of the Directors and Corporate Governance Committee and member of the Compensation Committee and the Executive Committee.


[PHOTO OF AW Ruggiero]


               ANTHONY W. RUGGIERO, 59, is Executive Vice President and Chief Financial Officer of Olin, a position he has held since January 1999. He joined Olin in 1995 as Senior Vice President and Chief Financial Officer. Mr. Ruggiero served as Senior Vice President and Chief Financial Officer of the Readers Digest Association, Inc. from 1990 to 1995. He joined Squibb Corporation in 1969 and served as Senior Vice President and Chief Financial Officer and a Director from 1983 to 1990. He holds a BS degree from Fordham University and an MBA degree from the Columbia Business School. He is a member of the CFO Advisory Council of the Financial Executives Institute and a former Director and Audit Committee Chair of Primex Technologies, Inc. Olin director since 1999.

   The Board recommends a vote FOR the reelection of Mr. Larrimore and Mr. Ruggiero as Class I Directors.

   The terms of the following directors will continue after the meeting as indicated below.

                                   CLASS II
                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2002


[PHOTO OF DW Griffin]


               DONALD W. GRIFFIN, 64, is Chairman, President and Chief Executive Officer of Olin. He joined Olin in 1961 and from 1963 served in a variety of Brass Division marketing positions, including director of international business development and vice president, marketing. In 1983, he was elected a corporate Vice President and President of the Brass Group. In 1985, he was named President of the Winchester Group; in 1986, President of the Defense Systems Group; in 1987, Executive Vice President; in 1993, Vice Chairman-Operations; in 1994, President and Chief Operating Officer; in January 1996, Chief Executive Officer; and in April 1996, Chairman. He is a graduate of the University of Evansville, Evansville, IN and completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, NY. Mr. Griffin is a director of Eastman Chemical. He is also a director of the Sporting Arms and Ammunition Manufacturers Institute, the Wildlife Management Institute and the National Shooting Sports Foundation. He is on the Board of Trustees of the Buffalo Bill Historical Center and the University of Evansville. He is a life member of the Navy League of the United States and the Surface Navy Association. Olin director since 1990; Chair of the Executive Committee.


[PHOTO OF GJ Ratcliffe]


               G. JACKSON RATCLIFFE, JR., 65, is Chairman, President and Chief Executive Officer of Hubbell Incorporated, an international manufacturer of electrical and electronic products, a position he has held since 1987. He holds an AB degree from Duke University and a JD degree from the University of Virginia. Mr. Ratcliffe is a member of the Board of Directors of Hubbell, Praxair, Inc. and Sunoco, Inc.; and a member of the Board of Trustees of the Manufacturers' Alliance for Productivity and Innovation, Inc. Olin director since 1990; Chair of the Compensation Committee and member of the Directors and Corporate Governance Committee and the Executive Committee.


[PHOTO OF RM Rompala]


               RICHARD M. ROMPALA, 54, is Chairman, President and Chief Executive Officer of The Valspar Corporation, a manufacturer and distributor of paints and coatings, a position he has held since February 1998. He joined Valspar as President in 1994 and also became Chief Executive Officer in 1995. Prior to that time, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. Mr. Rompala holds a BA degree in Chemistry and a BS degree in Chemical Engineering from Columbia University and an MBA degree from Harvard Business School. He is a director of The Valspar Corporation. Olin director since 1998; member of the Audit Committee, Directors and Corporate Governance Committee and the Compensation Committee.

                                   CLASS III
                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2003

[PHOTO OF WW Higgins]

               WILLIAM W. HIGGINS, 65, retired as a Senior Vice President of The Chase Manhattan Bank, N.A. and a senior credit executive of its Institutional Bank in December 1990. He joined the bank in 1959 after receiving a BA degree from Amherst College and an MBA degree from Harvard Business School. He was appointed Assistant Treasurer in 1962, Second Vice President in 1965 and Vice President in 1968. He was appointed a Senior Vice President and a Credit Policy Executive in 1983. From 1979 to 1983, he served as Deputy Sector Credit Executive of the Corporate Industries Sector. Prior to that, he was Group Credit Officer of the Corporate Banking Department and before that District Executive of the Petroleum Division of the same Department. He is a director and former Chairman of the Greenwich Emergency Medical Service, Greenwich, CT. He is past President of the Belle Haven Landowners Association in Greenwich, a former member of the Representative Town Meeting in Greenwich, and a former trustee of the Canterbury School in New Milford, Connecticut. He is a director of The Greenwich Bank & Trust Company. Olin director since 1964; Chair of the Audit Committee and member of the Directors and Corporate Governance Committee and the Executive Committee.

[PHOTO OF SF Page]

               STEPHEN F. PAGE, 61, is Executive Vice President of United Technologies Corporation (UTC) and President and Chief Executive Officer of Otis Elevator Company, a subsidiary of UTC. He has held these positions since 1993 and 1997 respectively. He served as Chief Financial Officer of UTC from 1993 until 1997. Before joining UTC, Mr. Page had a 20-year career with Black & Decker Corporation, rising to Executive Vice President and Chief Financial Officer. He joined Black & Decker following its acquisition of McCulloch Corporation, where he served as General Counsel. Previously, he was a principal of the public accounting firm now known as Deloitte & Touche. Mr. Page earned business and law degrees from Loyola Marymount University in Los Angeles, California. He is a certified public accountant and a member of the American Bar Association. Mr. Page is a regent of Loyola Marymount University, where he is also a member of the National Graduate Committee. He also serves as chairman of the board of INROADS for Greater Hartford (CT), and is a member of the National Advisory Board of the Kennedy Krieger Institute for Handicapped Children. He formerly served as a director for Loctite Corporation (NYSE) and Augat Inc. (NYSE). Olin director since 2000; member of the Audit Committee and the Directors and Corporate Governance Committee.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Attendance

   During 2000, the Board held eight meetings. The average attendance by current directors at meetings of the Board and committees of the Board on which they served was 90%. Each such director attended at least 75% of such meetings.

Committees of the Board

   The current standing committees of the Board are an Audit Committee, a Compensation Committee, a Directors and Corporate Governance Committee and an Executive Committee.

   The Audit Committee advises the Board on internal and external audit matters affecting Olin, including recommendation of the appointment of independent auditors of Olin; reviews with such auditors the scope and results of their examination of the financial statements of Olin and any investigations and surveys by such auditors; reviews reports of and audits by Olin's Internal and Regulatory Audit Departments; and reviews the presentation of Olin's financial results. The Committee also monitors the Corporation's litigation and insurance and risk management process, oversees the Company's ethics and business conduct programs and procedures, and major litigation and other legal matters that impact the Company's financial statements or compliance with the law. During 2000, this committee held four meetings.

   The Compensation Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the Chief Executive Officer (''CEO'') and other senior executives. The committee approves the salary plans for the CEO and other senior executives including their total direct compensation opportunity, and the mix of base salary, annual incentive standard and long-term incentive guideline award. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans. The committee administers stock option plans and the long term incentive plans, issues an annual report on Executive Compensation that appears in the Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, approves terminations of qualified and non-qualified pension plans, approves the interest rate for deferred compensation arrangements, administers the Senior Executive Pension Plan, and makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which the committee deems appropriate. The committee also advises the Board on the remuneration for members of the Board. During 2000, this committee held four meetings.

   The Directors and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibility to the Company's shareholders relating to the selection and nomination of Directors, makes recommendations to the Board of Directors regarding the election of the Chief Executive Officer, reviews the nominees for other offices of the Company, annually evaluates the performance of the Chief Executive Officer, reviews plans for management development and succession, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board of Directors, recommends to the Board of Directors a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board of Directors, makes recommendations to the Board of Directors regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, management, employees and others for candidates for nomination and renomination as Directors, reviews and makes recommendations to the Board of Directors regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. During 2000, this committee held three meetings.

   The By-laws require that advance notice of nominations for the election of directors to be made by a shareholder (as distinguished from a shareholder's recommendation to the Directors and Corporate Governance Committee) be given to the Secretary of Olin no later than 90 days before the anniversary of the immediately preceding annual meeting of shareholders, together with the name and address of the shareholder and of the person to be nominated; a representation that the shareholder is entitled to vote at the meeting and intends to appear there in person or by proxy to make the nomination; a description of arrangements or understandings between the shareholder and others pursuant to which the nomination is to be made; such other information regarding the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission (''SEC'') proxy rules; and the consent of the nominee to serve as a director if elected.

   The Executive Committee meets as needed in accordance with Article IV,
Section 1 of the Corporation's By-laws. During the intervals between the meetings of the Board, the Executive Committee may exercise all the power and authority of the Board (including the management, control and direction of the financial affairs of the Corporation) except with respect to those matters reserved to the Board by Virginia law, in such manner as the Executive Committee shall deem best for the interests of the Corporation, in all cases in which specific directions shall not have been given by the Board. During 2000, this committee held no meetings.

Compensation of Directors

   During 2000, each non-employee member of the Board received an annual retainer of $30,000, at least $25,000 of which was paid or credited in the form of shares of Common Stock as provided in the amended and restated 1997 Stock Plan for Non-employee Directors (the ''Directors Plan''). Each non-employee director also was credited with a number of shares of Common Stock with an aggregate fair market value equal to $24,000, rounded to the nearest 100 shares, (prorated based on the date the director joins the Board, for those directors serving less than a full year). The Directors Plan also permits each director to elect to receive his or her meeting fees in the form of shares of Common Stock in lieu of cash and to elect to defer any stock or cash payments under the Directors Plan. Directors also could elect to receive the amount by which the annual retainer exceeds $25,000 in the form of shares of Common Stock in lieu of cash.

   Deferred cash is credited with interest quarterly and deferred shares are credited with dividend equivalents. Deferred shares are paid out in shares of Common Stock, or at the director's election in cash. The Directors Plan also holds, as ''phantom'' shares, the shares of Common Stock of Arch Chemicals, Inc. (''Arch Chemicals'') issued to the directors as dividends on their shares of Olin Common Stock held in the Directors Plan in connection with the spin-off of Arch Chemicals. Those phantom Arch Chemicals shares are payable only in cash, unless a director elects to transfer the phantom shares into his or her Olin Common Stock account under the Directors Plan. Deferred accounts under the Directors Plan are also paid out if there is a ''Change in Control'' as defined in such plan.

   During 2000, directors who were not employees of Olin were paid a fee of $1,500 for each meeting of the Board and for each meeting of a committee of the Board attended, together with expenses incurred in the performance of their duties as directors. Committee chairs also received a $5,000 annual fee.

   Directors who are not officers or employees of Olin are also covered under the Company's matching gift plan whereby the Company will make a 100% match of gifts totaling up to $5,000 by the director to an eligible institution. Directors who are not officers or employees of Olin or one of its subsidiaries are covered while on Company business under Olin's business travel accident insurance policy which covers employees of the Company generally.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

   The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominee for director, by the individuals named in the summary compensation table on page 11, and by all directors and current executive officers of Olin as a group, as reported to Olin by such persons as of January 15, 2001. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares.

                                                                    No. of Shares   Percent of
                                                                     Beneficially     Common
                     Name of Beneficial Owner                         Owned(a,b)     Stock(c)
                     ------------------------                         ---------     ----------
Donald W. Griffin.................................................   682,918(d)            1.5
William W. Higgins................................................   256,941(e)             --
Randall W. Larrimore..............................................    14,741                --
Stephen F. Page...................................................     7,044                --
G. Jackson Ratcliffe, Jr..........................................    24,317                --
Richard M. Rompala................................................    14,705                --
Anthony W. Ruggiero...............................................   261,119                --
Joseph D. Rupp....................................................   155,212                --
Thomas M. Gura....................................................   117,831                --
Peter C. Kosche...................................................   185,241(d)             --
Directors and executive officers as a group, including those named
  above (15 persons).............................................. 2,094,880(d),(e)        4.6

--------
(a) Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Messrs. Griffin and Ruggiero) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under ''Compensation of Directors'' in the amounts of 20,509 for Mr. Higgins; 14,241 for Mr. Larrimore; 5,044 for Mr. Page; 22,317 for Mr. Ratcliffe; and 14,205 for Mr. Rompala. Such shares have no voting rights.

(b) The amounts shown include shares that may be acquired within 60 days following January 15, 2001 through the exercise of stock options, as follows: Mr. Griffin, 580,666; Mr. Ruggiero, 207,871; Mr. Rupp, 118,712; Mr. Gura, 86,986; Mr. Kosche, 137,291; and all directors and executive officers as a group, including the named individuals, 1,465,165.

(c) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.

(d) Includes 24,665 shares held by a charitable foundation for which Mr. Griffin and Mr. Kosche, as individual trustees, share voting and investment power with Wachovia Bank, N. A. Mr. Griffin and Mr. Kosche disclaim beneficial ownership of such shares.

(e) Includes 18,600 shares held in three trusts of which Mr. Higgins is a co-trustee, sharing voting and investment power; 84,220 shares held in two trusts of which his spouse is beneficiary and co-trustee; and 52,874 shares held in four trusts of which Mr. Higgins is co-trustee and his children are beneficiaries; does not include 128,010 shares held in three trusts, in which his spouse has an interest. Mr. Higgins disclaims beneficial ownership of all such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires Olin's officers and directors, and persons who own more than ten percent of a registered class of Olin's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Olin with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Olin and written representations, Olin believes that during the period January 1, 2000 to December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

        Report of the Compensation Committee on Executive Compensation

Executive Compensation Program as Administered in 2000


   The Compensation Committee has established competitive total compensation opportunities (and each component thereof) for the CEO and other named executive officers that are targeted to the median of a group of 21 companies (the ''comparator group'') that are similar in size, scope of operations and represent businesses competing in the chemicals, metals and metal products industries. Independent consultants provide the Committee with an annual assessment of the Company's relative positions within this comparator group with respect to performance and total compensation which includes each of the following components:

    .  annual base salary

    .  annual incentive bonus

    .  long term incentive award

   Together, these three components comprise the total targeted compensation opportunity determined by the competitive analysis cited above. Once the total targeted compensation opportunity is determined for the CEO and the other named executive officers, the Compensation Committee, also with the advice of outside consultants, determines the appropriate mix of these three components, again using the competitive analysis. With the focus on creating alignment between the compensation program and shareholders' interests, the emphasis of the Company's executive compensation is on variable compensation. This emphasis is also consistent with competitive practice.

   The objectives of the Company's executive compensation policies and programs are to:

    .  attract, motivate and retain the highest quality executives,

    .  align executive interests with those of the Company's shareholders,

    . provide an incentive to executives to achieve quantifiable financial and other strategic objectives in a manner consistent with the Company's values, and

    .  unite management as a team, emphasizing group results.

   The Company implemented the Economic Value Added (EVA(R)) business management system beginning in 1996 and continued to use this measurement system in 2000, as the primary basis for the annual incentive bonus plan discussed below. EVA is a method of measuring a company's financial performance by taking its operating profit after taxes and subtracting a charge for the capital employed to create the profit. EVA will be positive when a company's return on capital exceeds its cost of capital.

   EVA is a registered trademark of Stern Stewart & Company.

Base Salary

   Effective January 1, 2000, the CEO's base salary was increased to $735,000, a change of five percent over the 1998 level which was not changed in 1999. Factors considered by the Committee in determining his 2000 salary included analyses of the comparator group and the scope of his responsibilities. The foregoing factors were utilized by our outside consultants in making their recommendation to the Committee. The CEO's base salary was above the median of the comparator group in 2000.

   Also effective January 1, 2000, base salary adjustments were made for all other named executives. Salaries for these executives had last been adjusted in July, 1998. All base salary adjustments utilized the same methodology cited above.

Annual Incentive Bonus

   Incentive bonuses were based on two elements: (1) EVA performance of the Company and (2) performance against personal objectives. The total bonus of the CEO was determined using a weighting of 75% on EVA performance and 25% on performance against personal objectives.

   For 2000, the EVA performance element was determined using the Company's actual EVA performance versus the predetermined target. EVA performance exceeded the goal for 2000. The Company maintains a "bonus bank" for each individual participating in the bonus plan. Only a predetermined portion of the EVA performance award (plus a predetermined portion of the bonus bank balance, if the bank balance is positive) is actually paid in a given year. For 2000, the predetermined payout percent was 33% for the executive officers. If bonus bank balances carried over from the prior year are negative, an executive receives the predetermined payout percent of the declared award for the year in question. The portion of the declared award not paid to the executive is credited against the existing negative or positive bank balance to determine the new ending bank balance. This positive or negative balance is held in the bank. If the balance is positive, it will be available for payout over subsequent years if EVA performance is sustained but it remains at risk, until it is paid out. With performance below target, bank balances may become negative, in which case, they must be offset and therefore will reduce future awards. This banking feature imparts a longer term component to the plan, serves to smooth out the payouts through economic cycles and provides a retention element. The bank balance, if any, is paid upon retirement, death or disability and may be paid upon termination of employment in certain other events.

   The amount of the discretionary element of the award is determined by the Compensation Committee and is not added to the bonus bank, but is paid out in full for the year earned.

   The CEO's 2000 incentive payout was $437,842, made up of $292,842 for EVA performance and $145,000 for performance against personal objectives. This compares to a total annual incentive payout in 1999 of $137,500, made up entirely of the discretionary award with no payout for EVA performance. His ending 2000 EVA performance-related bank balance is $322,942, compared to a negative $271,616 in 1999.

   The actual bonus awards for the Executive Vice President and the Senior Vice President, Corporate Affairs were determined in a similar fashion, based on the Company's EVA performance and performance toward their personal objectives with weightings of 75% and 25% respectively. The other named executives, two Division Presidents, each had their incentive awards based on a combination of the Company's EVA and his Division's EVA performance (75% weighting) and their personal objectives (25% weighting).

Long Term Incentive Award

   As explained above, the Compensation Committee determined the long term incentive award opportunity for each named executive in early 2000. A long term incentive plan in the form of stock option grants provides a direct linkage to shareholder value. The CEO and other named executives received stock option grants in 2000 with an option price set at the fair market value of Common Stock on the date of the grant. These option grants vest one-third each year beginning in 2001 and have a ten year term.

   Also in 2000, the CEO and other named executives received a special, one-time grant of Performance Accelerated Vesting Stock Options. These options have an exercise price equal to the common stock price on the day of the grant, $18.97 per share. The objective of this special grant was to provide additional incentive for the senior management team to improve the performance of the business and accelerate a significant increase in shareholder value. These options have a term of 120 months and vest in 119 months. They can vest early, but only if the stock price increases to $28 per share or more for ten days in any 30 calendar day period - an increase of almost fifty percent over the price on the day of the grant.

January 25, 2001

                               G. Jackson Ratcliffe, Jr., Chairman
                               Randall W. Larrimore
                               Richard M. Rompala

   The following table shows for the Chief Executive Officer and the other four most highly compensated executive officers cash compensation for the fiscal years 1998-2000.

                          Summary Compensation Table

                                                                      Long-Term
                                         Annual Compensation        Compensation
                                      ------------------------- ---------------------
                                                                  Awards    Payouts
                                                                ---------- ----------
                                                         Other                           All
      Name and Principal                                Annual  Securities              Other
        Position as of                                  Compen- Underlying    LTIP     Compen-
       December 31, 2000         Year  Salary  Bonus(a) sation   Options   Payouts(c) sation(d)
       -----------------         ---- -------- -------- ------  ---------- ---------- ---------
Donald W. Griffin............... 2000 $735,000 $437,842     (b)    400,000   $      0  $ 62,583
  Chairman, President &          1999  700,008  287,500     (b)    150,000    248,250    70,801
  Chief Executive Officer        1998  700,009  324,923     (b)    100,000    678,831    51,852

Anthony W. Ruggiero............. 2000 $415,008 $158,529     (b)    160,000   $      0  $293,168
  Executive Vice President and   1999  400,008  150,000     (b)     60,000          0   326,363
  Chief Financial Officer        1998  387,504  132,162     (b)     40,000    252,828    34,458

Joseph D. Rupp.................. 2000 $325,008 $157,892     (b)     80,000   $      0  $ 20,252
  Vice President and President,  1999  300,000  103,720     (b)     30,000     77,875    16,814
  Brass Division(e)              1998  287,502   96,872     (b)     20,000    132,526    15,530

Thomas M. Gura.................. 2000 $300,000 $180,682     (b)     80,000   $      0  $ 21,790
  Vice President and President,  1999  275,004  193,007     (b)     30,000     77,875    19,154
  Winchester Division            1998  262,506  194,752     (b)     20,000    132,526    22,969

Peter C. Kosche................. 2000 $340,008 $135,882     (b)    100,000   $      0  $ 26,312
  Senior Vice President,         1999  325,008  118,750     (b)     40,000     51,505    22,791
  Corporate Affairs              1998  312,504  103,878     (b)     25,000    163,798    22,400

--------
(a) 1999 numbers include special performance bonuses related to work performed in connection with the spin-off of Arch Chemicals in the amounts of $150,000 for the CEO, $100,000 for the CFO and $75,000 for the Senior Vice President. Bonus payments to Messrs. Griffin, Ruggiero and Kosche for the EVA Performance of the Company were $0 for 1999.
(b) No amounts of "Other annual compensation" were paid to any named executive officer except for perquisites and other personal benefits, which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual's salary plus bonus.
(c) As required by Securities and Exchange Commission rules, LTIP awards are reported in the year paid rather than in the year earned, because by their nature they do not reflect performance in one particular year and often are not fully determinable until paid. LTIP payouts in 1999 included retention units for 1989-1992 which had a six-year normal retention period which accelerated to payout in 1999 prior to the spin-off of Arch Chemicals.
(d) Amounts reported in this column for 2000 are comprised of the following items:

                               Exercise                                     Value of
                    Restricted of Arch                                    Split-Dollar
                      Stock     Stock    CEOP  Supplemental  Term Life   Life Insurance
                    Payout(1)  Options  Match    CEOP(2)    Insurance(3)  Premiums(4)
                    ---------- -------- ------ ------------ ------------ --------------
Donald W. Griffin..   $      0   $    0 $6,454      $24,506       $1,390        $30,233
Anthony W. Ruggiero    260,029        0  7,286       10,213        1,390         14,250
Joseph D. Rupp.....          0    1,766  7,192        6,548        1,390          3,356
Thomas M. Gura.....          0    1,963  6,562        6,128        1,390          5,747
Peter C. Kosche....          0    1,447  7,185        7,185        1,390          9,105

--------
 (1) Reflects vesting of a portion of a restricted stock grant made to Mr. Ruggiero at the time he joined the Company in August of 1995.
 (2) The Supplemental CEOP permits participants in the CEOP to make contributions, which Olin matches in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations.
 (3) Under Olin's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.
 (4) The amount of the premium shown represents the full dollar amount of the premium Olin paid in 2000 for the whole life insurance and to fund the retiree death benefit. Such amounts also include retroactive premiums which Olin paid to cover a period of time during which some premiums were suspended due to the financial instability of the insurance carrier.
(e) Effective March 1, 2001, Joseph D. Rupp was elected Executive Vice President, Operations.

                              Stock Option Plans

   Under Olin's stock option plans, options to purchase shares of Common Stock have been granted to key employees selected by the Compensation Committee. The option price may not be less than the fair market value of Common Stock on the date of grant and options may not be exercised later than ten years from such date. Instead of requiring an optionee to pay cash, the Compensation Committee may permit the delivery of Common Stock, valued at the fair market value on the date of exercise, in payment for the exercise price of options. Except for anti-dilution adjustments, options do not provide for repricing or adjustments to the exercise price.

   The following table sets forth as to the individuals named in the summary compensation table on page 11, information relating to options granted by Olin from January 1, 2000 through December 31, 2000.

             Option/SAR Grants of Common Stock in Last Fiscal Year

                                                  Individual Grants(a)
                    ---------------------------------------------------------------------------------
                     Number of     % of Total
                     Securities   Options/SARs
                     Underlying  Granted to All                       Potential Realizable Value at
                    Options/SARs   Employees    Exercise Expiration   Assumed Rates of Stock Price
Name                 Granted(a)  in Fiscal Year Price(b)    Date    Appreciation for Option Term(c,d)
----                ------------ -------------- -------- ---------- ---------------------------------
                                                                    0%       5%             10%
                                                                    --  ------------  --------------
Donald W. Griffin..    400,000        20.6       $18.97   1/26/10    $0  $  4,772,052  $   12,093,318
Anthony W. Ruggiero    160,000         8.2        18.97   1/26/10     0     1,908,821       4,837,327
Joseph D. Rupp.....     80,000         4.1        18.97   1/26/10     0       954,410       2,418,664
Thomas M. Gura.....     80,000         4.1        18.97   1/26/10     0       954,410       2,418,664
Peter C. Kosche....    100,000         5.1        18.97   1/26/10     0     1,193,013       3,023,329
All Shareholders...     N/A            N/A         N/A      N/A       0   524,692,403   1,329,673,624
All Optionees......  1,943,800       100.0        18.97   1/26/10     0    23,189,788      58,767,478

--------
(a) Options for the five named individuals were awarded on January 27, 2000. Half of the grant consists of stock options which become exercisable in three equal annual increments, beginning on January 27, 2001. The other half of the grant consists of performance-accelerated vesting options which become exercisable on the earlier of December 27, 2009 or the tenth day (in any 30 calendar day period) upon which the average of the high and low per share sales prices of the common stock as reported on the consolidated transaction system for New York Stock Exchange issues is at or above $28.00.
(b) The exercise price of the options is equal to the fair market value of Common Stock on the date of grant.
(c) No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of Olin's stock price or to establish any present value of the options.
(d) Realizable values are computed based on the number of options which were granted in 2000 and which were still outstanding at year-end.

   The following table sets forth as to the individuals named in the summary compensation table on page 11, information regarding options exercised during 2000 and the value of in-the-money outstanding options at the end of 2000.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                    Values

                                           Number of Securities       Aggregate Value of
                                          Underlying Unexercised   Unexercised, In-the-Money
                      Shares                Options at 12/31/00     Options at 12/31/00(a)
                     Acquired    Value   ------------------------- -------------------------
Name                on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                ----------- -------- ----------- ------------- ----------- -------------

Donald W. Griffin..   13,481      $2,696   430,653      533,333     $1,029,835    $1,892,000
Anthony W. Ruggiero        0           0   147,866      213,333        147,379       756,800
Joseph D. Rupp.....    3,043       2,982    88,712      106,666        199,057       378,400
Thomas M. Gura.....    3,043       1,369    56,986      106,666        160,091       378,400
Peter C. Kosche....    1,491         298    98,955      134,999        205,242       483,462

--------
(a) Value was computed as the difference between the exercise price and the $22.13 per share closing price of Olin Common Stock on December 31, 2000, as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.

                          Corporate Performance Graph

   The Olin Peer Group consists of Georgia Gulf Corporation, Pioneer Company, Brush Engineered Materials Inc., Chase Industries Inc., Mueller Industries, Inc. and Wolverine Tube, Inc. The Olin Peer Group has been weighted in accordance with market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year was calculated by multiplying (a) the percentage that each corporation's market capitalization represented of the total market capitalization for all corporations in the Olin Peer Group for such year by (b) the total shareholder return for that corporation for such year.


                                    [CHART]



                Comparison of Five Year Cumulative Total Return*

               Among Olin Corporation, The S & P Midcap 400 Index

                                And A Peer Group



        OLIN CORPORATION    PEER GROUP      S&P MIDCAP 400

12/95         100              100               100

12/96         104.26           102.23            119.2

12/97         139.48           130.32            157.65

12/98          86.97            81.47            180.4

12/99         103.33           121.32            206.96

12/2000       120.82            89.17            243.18



* $100 invested on 12/31/95 in stock or index, including reinvestment of dividends. The graph reflects distributions received in connection with the spin-off of Primex Technologies, Inc. and Arch Chemicals, Inc. as a dividend. Such dividend is assumed to have been reinvested in Olin Common Stock as of January 7, 1997 and February 9, 1999, respectively.

                  12/95 12/96 12/97 12/98 12/99 12/00
 OLIN CORPORATION   100   104   139    87   103   121
 PEER GROUP......   100   102   130    81   121    89
 S & P MIDCAP 400   100   119   158   180   207   243


Executive Agreements

   As of December 31, 2000 each of the executive officers named in the table on page 11 and five other employees had agreements with Olin which provide, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment other than for cause and termination at the election of the individual to leave Olin under certain circumstances), the individual will receive a lump sum severance payment from Olin equal to 12 months' salary plus the greater of (a) the average incentive compensation award paid from Olin during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing disability plans of Olin, in lieu of other Olin severance benefits. In the event that a ''Change in Control'' of Olin occurs, and there is a covered termination, the individual will receive three times the severance payment. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. The agreements will expire on September 30, 2002, unless prior to that date there is a ''Change in Control'' of Olin, in which event they will expire on the later of September 30, 2002 or three years following the date of the ''Change in Control.'' A ''Change in Control'' would occur if Olin ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than an Olin employee benefit plan); the incumbent directors and their designated successors cease over a two-year period to constitute a majority of the Board; or all or substantially all of Olin's business is disposed of in a transaction in which Olin is not the surviving corporation or Olin combines with another company and is the surviving corporation (unless Olin shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company). Each agreement provides that the individual agrees to remain in Olin's employ for six months after a ''Potential Change in Control'' of Olin has occurred or until a Change in Control occurs, provided that the individual retains substantially the same position as before the Potential Change in Control, whichever occurs earlier. The agreements provide that payments made thereunder or under any change in control provision of an Olin compensation or benefit plan which are subject to ''excess parachute payment'' tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of Olin's benefit and compensation plans, including its EVA annual incentive bonus plan, also contain ''change-in-control'' provisions.

   In addition, three of the named executive officers in the table on page 11 and two other executives have retention agreements that provide them with decreasing lump-sum payments for salary and bonus as well as continuation of other benefits through the end of 2001, in the event of a covered termination. If the covered termination is the result of the executive's resignation for one of the enumerated reasons, he or she must provide at least 90 days' notice. The agreements terminate upon a Change in Control as defined above. In no event may an executive receive (under both agreements) an aggregate sum more than the maximum benefit under the Change in Control agreements described above.

Retirement Benefits

   The Olin Corporation Employees Pension Plan, together with two supplementary plans (collectively, the ''Pension Plan''), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after age 55 with at least 10 years of service, at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62). Directors who are not also employees of Olin are not eligible to participate in the Pension Plan. The Olin Corporation Employees Pension Plan is a tax-qualified plan, and benefits are payable only with respect to current compensation. Under one of the supplementary plans mentioned above, Olin pays a supplemental pension, based on the formula described in the next paragraph, on deferred compensation (including deferred incentive compensation). Under the other supplementary plan, Olin will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

   ''Compensation'' for purposes of the Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 11) received for the highest three years during the ten years up to and including the year in which an employee retires. The normal retirement allowance is 1.5% of ''Compensation'' as so defined multiplied by the number of years of benefit service, less a percentage of the employee's primary Social Security benefit based on years of service, not to exceed 50% of such Social Security benefit.

   Under the Senior Executive Pension Plan (the ''Senior Plan''), Olin will pay retirement benefits to certain senior executives upon their retirement after age 55, with reduced benefits if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of ''Compensation'' (as defined above), less payments from the Pension Plan, any other Olin pension, pension benefits from other employers, and Social Security benefits. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service in a senior executive position, reduced by payments under the Pension Plan which accrued during the period the employee was in the Senior Plan and by 50% of the employee's primary social security benefit. The Senior Plan will also provide benefits to the executive's surviving spouse equal to 50% of the executive's benefits. Payment of benefits under the Senior Plan is subject to satisfaction of its service requirements and other plan provisions regarding suspension of benefit accruals and cessation of benefits. The Senior Plan and the other two plans provide that unless the participant elects installment payments, the participant will receive benefits under these plans in a lump sum upon retirement if the lump sum would exceed $100,000. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in such plan.

   The Olin Corporation Employees Pension Plan provides that if, within three years following a ''Change in Control'' of Olin, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected participants (and retired participants) to absorb any plan surplus.

   The Senior Plan and the other two plans mentioned above provide that in the event of a ''Change in Control,'' Olin will pay each participant a lump sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by Olin to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the ''Change in Control.'' The agreements described under ''Executive Agreements'' above provide that an executive officer who is less than age 55 at the time of a ''Change in Control'' will, for purposes of calculating the above lump sum payment under the Senior Plan, be treated as if he or she had retired at age 55, with the lump sum payment being calculated on the basis of service to the date of a ''Change in Control.''

   The following table shows the maximum combined amounts payable annually on normal retirement under the Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                              Pension Plan Table

                                    Years of Service
             --------------------------------------------------------------
Compensation 10 Years 15 years 20 Years 25 Years 30 Years 35 Years 40 Years
------------ -------- -------- -------- -------- -------- -------- --------
$  200,000.. $ 60,000 $ 90,000 $100,000 $100,000 $100,000 $105,000 $120,000
   300,000..   90,000  135,000  150,000  150,000  150,000  157,500  180,000
   400,000..  120,000  180,000  200,000  200,000  200,000  210,000  240,000
   500,000..  150,000  225,000  250,000  250,000  250,000  262,500  300,000
   600,000..  180,000  270,000  300,000  300,000  300,000  315,000  360,000
   700,000..  210,000  315,000  350,000  350,000  350,000  367,500  420,000
   800,000..  240,000  360,000  400,000  400,000  400,000  420,000  480,000
   900,000..  270,000  405,000  450,000  450,000  450,000  472,500  540,000
 1,000,000..  300,000  450,000  500,000  500,000  500,000  525,000  600,000
 1,100,000..  330,000  495,000  550,000  550,000  550,000  577,500  660,000
 1,200,000..  360,000  540,000  600,000  600,000  600,000  630,000  720,000
 1,300,000..  390,000  585,000  650,000  650,000  650,000  682,500  780,000
 1,400,000..  420,000  630,000  700,000  700,000  700,000  735,000  840,000
 1,500,000..  450,000  675,000  750,000  750,000  750,000  787,500  900,000
 1,600,000..  480,000  720,000  800,000  800,000  800,000  840,000  960,000

   Credited years of service for the named executive officers as of December 31, 2000 are as follows: Mr. Griffin, 39.6 years (19.8 years under the Senior
Plan); Mr. Ruggiero, 5.3 years (5.3 years under the Senior Plan); Mr. Rupp,
27.9 years (14.4 years under the Senior Plan); Mr. Gura, 32.5 years (13.4 years under the Senior Plan); and Mr. Kosche, 27.8 years (7.6 years under the Senior
Plan).

Other

   Under Olin's compensation plans and arrangements, all participants, including directors, may defer payment of salaries, director compensation and incentive compensation to cash and phantom stock accounts.

                         Report of the Audit Committee

   The Audit Committee held four meetings during 2000. The meetings were designed to facilitate and encourage private communication between the Committee and the internal auditors and the Company's independent public accountants, KPMG LLP.

   The Committee consists of three directors, all of whom are independent directors under NYSE listing standards.The Committee acts under a written Charter first adopted by the Board of Directors in 1997. A copy of the current Audit Committee Charter, which was updated in 2000, is reproduced in Appendix A to this proxy statement.

   The Committee has reviewed and discussed the audited financial statements for fiscal year 2000 with Management and with the independent auditors. Specifically, the Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other things:

    .  methods used to account for significant unusual transactions;

    . the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

    . the process used by Management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and

    . disagreements with Management over the application of accounting principles, the basis for Management's accounting estimates, and the disclosures in the financial statements.

   In addition, the Committee has received the written disclosures and the letter from the Company's independent accountants, KPMG LLP, required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES and discussed with KPMG the issue of its independence from Olin. The Committee also reviewed the fees paid to KPMG during 2000 to ensure that none of the work performed was incompatible with maintaining KPMG's independence.

   Based on the Committee's discussion with Management and the independent accountants and the Committee's review of the representation of Management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

February 22, 2001

                                          William W. Higgins, Chairman
                                          Stephen F. Page
                                          Richard M. Rompala

        ITEM 2--PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

   KPMG LLP was the Company's independent auditor for 2000. A summary of the fees paid to KPMG during 2000 follows:

                    Nature of Service                      Fees (000 thousands)
                    -----------------                      --------------------
Audit Fees (including quarterly financial reviews)........               $  666
Financial Information Systems Design and Implementation...                   --
Other Fees:
   -- Environmental expense accounting/litigation support.                  464
   -- Acquisitions/ventures due diligence.................                  308
   -- Assistance to internal audit........................                  236
   -- Benefit plan audits.................................                  134
   -- Tax advice and services.............................                   71
   -- All other...........................................                   14
                                                           --------------------
       Total Fees.........................................               $1,893
                                                           --------------------

   The Board of Directors has appointed the firm of KPMG LLP as independent auditors of Olin for the year 2001. The appointment of this firm was recommended to the Board by its Audit Committee.

   The submission of this matter to shareholders at the Annual Meeting is not required by law or by the By-laws. The Board of Directors of Olin is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its appointment of KPMG LLP as independent auditors.

   A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

   The ratification of the appointment of independent auditors for 2001 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

   The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as Olin's independent auditors for 2001.

                                 MISCELLANEOUS

   Olin will pay the entire expense of this solicitation of proxies.

   Georgeson Shareholder Communications Inc. (''Georgeson''), New York, New York, will solicit proxies by personal interview, mail, and telephone, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. Olin will pay Georgeson approximately $11,500 for its services and will reimburse Georgeson for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview and telephone by directors, officers and employees of Olin.

Shareholder Proposals

   Proposals of shareholders intended to be presented to Olin's 2002 Annual Meeting of Shareholders must be received at Olin's principal executive offices by November 15, 2001 for inclusion in Olin's proxy statement and form of proxy for that meeting. All such proposals must be in writing and addressed to the Corporate Secretary, Olin Corporation, 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500. In addition, under Olin's By-laws, in order for nominations for directors or other business proposals to be properly brought before the 2002 Annual Meeting by a shareholder, such shareholder must have delivered (in the manner specified in the By-laws) a notice in writing to the Corporate Secretary of Olin no later than January 27, 2002. The notice must contain the information required by the By-laws.

                                             By Order of the Board of
                                          Directors:


                                             /s/ Johnnie M. Jackson, Jr.
                                               Johnnie M. Jackson, Jr.
                                                      Secretary

Dated: March 13, 2001

                                                                      Appendix A

                               OLIN CORPORATION

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

Purpose

   The Audit Committee (the "Committee") is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The charge of the Committee is to:

 . Monitor the integrity of the Corporation's financial reporting process and systems of internal control covering the areas of finance, accounting, information technology, and environmental, health, safety and transportation (EHS&T) and legal compliance.

 . Monitor the independence and performance of the Corporation's independent auditors and internal audit and EHS&T audit functions.

 . Provide an avenue for communication between the Board of Directors and Management, the independent auditors and the internal audit and EHS&T audit functions.

   The Committee has direct access to the independent auditors as well as anyone else in the organization. In addition, the Committee may use both internal and external resources and advisors, as it deems appropriate in carrying out its duties. The Chairman of the Board shall provide the Committee with all of the resources, both internal and external, which the Committee deems necessary or advisable to meet its duties and responsibilities and carry out its function.

Membership and Meetings

   The Committee will consist of no less than three Directors, all of whom are independent outside Directors, free from any relationship with the Corporation that would interfere with their independent judgement. In all cases membership on the Committee will comply with the rules of the New York Stock Exchange
(NYSE).

   All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand financial statements. In addition, at least one member shall have accounting or related financial management expertise as defined by the NYSE rules.

   Audit Committee members shall be appointed by the Board. The Chair will be rotated among Committee members periodically at the discretion of the Board of Directors. When feasible, the immediate past Chair will continue serving as a member of the Committee for at least one year to ensure an orderly transition.

   The Committee shall meet no less than four times per year, or more frequently as circumstances dictate. Regular meetings of the Committee will be at times during the year as approved by the Committee. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each such meeting.

   At least once per year, the Committee will meet privately in executive session with members of Management; the Vice President, Auditing and Business Ethics and Integrity; the Vice President, Regulatory Audit and Deputy General Counsel; and with representatives of the independent auditors. Special meetings of the Committee may also be called and held as may be appropriate, subject to the Corporation's By-laws.

   The Chair of the Committee will regularly report the Committee's findings, conclusions and recommendations to the Board of Directors at the next meeting.

Duties and Responsibilities

                               Review Procedures

 . Review and reassess the adequacy of the Audit Committee Charter annually and submit it for formal approval to the Directors and Corporate Governance Committee and Board of Directors. In addition, beginning in 2001 and at least once every three years thereafter, publish the Charter in the annual meeting proxy statement in accordance with SEC regulations.

 . Review the Corporation's annual audited financial statements prior to filing or distribution. This review is to include discussions with Management and the independent auditor about the existence and disposition of significant issues involving accounting principles, practices and judgements, and a recommendation to the Board of Directors regarding inclusion of such financial statements in the Corporation's annual report on Form 10-K.

 . Review with Management and the independent auditor, Management's proposals regarding new accounting pronouncements or major changes of choice regarding accounting principles and practices to be followed when preparing the financial statements of the Corporation.

 . In connection with Management, the independent auditors, the internal auditors, and the EHS&T auditors evaluate the adequacy of the Corporation's financial reporting systems and business process controls and discuss significant exposures and the action Management has taken to monitor and control such exposures. In addition, review significant findings noted by the independent auditor, the internal auditors and the EHS&T auditors including Management responses.

 . Review with Management and the independent auditor, the interim financial results and press release before issuance to the public.

                             Independent Auditors

 . The independent auditors are accountable to the Committee and the Board of Directors. The Committee shall review the independence and performance of the auditors and recommend their appointment. In addition, the Committee will review the terms and conditions of their engagement including fees and other significant compensation for non-audit services to ensure that the work is compatible with maintaining the auditors' independence. The Committee is also charged with the responsibility of approving the auditors' discharge if circumstances warrant.

 . The Committee will review the independent auditors' annual audit plan, which should cover among other matters: scope of the examination, staffing, locations, areas of reliance (i.e. Management representations, internal audit and EHS&T audit coverage), and their general audit approach.

 . In connection with discussions related to the annual audit results, the Committee should consider the independent auditors' judgements about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

 . On an annual basis, the Committee shall also review and discuss with the independent auditors all significant relationships they have with the Corporation for the purposes of determining if any such relationships could impair the auditors' independence.

                        Internal Audit and EHS&T Audit

 . Annually, review the Corporation's Internal Audit and EHS&T Audit plans including organizational structure, staff qualifications, and the process of audit planning and business risk assessment.

 . Review activity and special reports of the Corporation's Internal Audit and EHS&T Audit functions including Management responses and corrective action plans for significant findings.

 .  Review with Management the appointment and/or replacement of the Vice
   President, Auditing and Business Ethics and Integrity or the Vice President, Regulatory Audit and Deputy General Counsel.

                         Ethical and Legal Compliance

 . Review the Corporation's litigation management process including the insurance and risk management process.

 . Oversee the activities and programs administered by the Vice President, Auditing and Business Ethics and Integrity.

 . Monitor major litigation and significant internal or external special investigations and review with the General Counsel, at least annually, any other legal matters that could have a material impact on the Corporation's financial statements or compliance with law.

                       Other Committee Responsibilities

 . For the year 2000 and annually thereafter, prepare a report to the shareholders as required by the Securities and Exchange Commission which states that the Committee has reviewed and discussed the audited financial statements with Management and has discussed with the independent auditor matters involving their independence and significant audit findings.

 .  Review the internal audit of the expenses of the Corporation's Senior
   Executives and members of the Board of Directors.

                    [GRAPHIC OF PRINTED ON RECYCLED PAPER]

                                                                           PROXY
                               OLIN CORPORATION
                       501 Merritt 7, Norwalk, CT 06856

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              WILLIAM W. HIGGINS, DONALD W. GRIFFIN, and G. JACKSON RATCLIFFE,
            JR., or any of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock of the undersigned in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held at Norwalk, Connecticut, on April 26, 2001, at 8:30 a.m. and at any adjournment.
              This Proxy will be voted as directed by the shareholder on the items listed on the reverse side. If no contrary direction is specified, this Proxy will be voted FOR Items 1 and 2. Should any nominee be unable to serve, this Proxy may be voted for a substitute selected by the Board of Directors.
              This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan ("CEOP"). If you are a participant and have shares of Olin Common Stock allocated to your account in the CEOP, please read the following instruction regarding voting of those shares.
              Trustee's Authorization: As a named fiduciary, you may direct The
            Chase Manhattan Bank, NA, as Trustee of the CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account by completing and returning this Voting Instruction Form. The Trustee will vote all shares for which no instructions are received in the same proportion as shares for which it has received instructions. The Chase Manhattan Bank, NA will vote the shares represented by this Voting Instruction Form if it is properly completed, signed and received by Mellon Investor Services before 5:00 p.m. EDT on April 23, 2001.

            Comments/Address Change: Please mark box on reverse side


PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE, WHERE IT IS CONTINUED,
                   THEN RETURN IT IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------
                          Directions to 301 Merritt 7
                              Norwalk, CT. 06880

--------------------------------------------------------------------------------

 301 Merritt 7 is located on Route 7 just off Exit 40B of the Merritt Parkway

              Route 7 connects with the Merritt Parkway and I-95 to the south and I-84 to the North (in Danbury). Other local highways are Route 1, Route 53, and Route 123.

From I-95 (North or South)                                   From Merritt Parkway (North or South)

Take Exit 15, (Route 7 connector). Follow the connector      Take Exit 40B, Route 7 north. At the end of the ramp, turn to the end, approximately 3 miles. Turn right at the traffic right (north) onto Route 7. The Merritt 7 complex will be light. At bottom of the hill ("T" intersection), turn right  visible on the left, and at the second traffic light turn left
(south) onto Route 7. Make a right turn at the light into    into complex.
301 Merritt 7.



                                         Please mark your votes  this way    [X]

The Board of Directors recommends         FOR      WITHHOLD
a vote FOR Items 1 and 2.                 ALL      FOR ALL
                                      (except as noted below)
                                          [ ]         [ ]

Item 1--ELECTION OF DIRECTORS
        Nominees:
        Randall W. Larrimore
        Anthony W. Ruggiero

WITHHOLD FOR: (Write that nominee's name in the space provided below).

_______________________________________________________________________


Item 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                 FOR         AGAINST        ABSTAIN
                 [ ]           [ ]            [ ]

                                                            YES       NO
                               WILL ATTEND MEETING          [ ]       [ ]

                               COMMENTS/ADDRESS CHANGE      [ ]       [ ]
                               (use space on reverse side)

Signature(s) ________________________________________      Date _______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                                OLIN CORPORATION
                    501 Merritt 7, Norwalk, Connecticut 06856


Dear Shareholder:

You are invited to attend our 2001 Annual Meeting of Shareholders at 8:30 a.m. Eastern Daylight Time on Thursday, April 26th at the Riverview Cafeteria at 301 Merritt 7, Norwalk, CT 06880.

This is your admission card. If you plan to attend, please mark the box on your proxy. Be sure to bring the card with you to the Meeting. On the back are directions showing how to reach 301 Merritt 7 by automobile.


                                                Sincerely,

                                                /s/ Johnnie M. Jackson, Jr.

                                                Johnnie M. Jackson, Jr.
                                                Secretary